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                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is entered into this 30th day of May 1998, by and between Peter Gladkin (the "Executive") and APACHE MEDICAL SYSTEMS, INC. (the "Company").

        WHEREAS, the Company wishes to retain the services of the Executive; and

        WHEREAS, Executive desires to be employed by the Company;

        NOW, THEREFORE, in consideration of the promises and mutual agreements made herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

        1. Employment Term. Subject to Section 8, the term of this Agreement shall be from July 1, 1998, through July 1, 2000. Should the Parties wish to extend this Agreement beyond July 1, 2000, the Parties shall enter into a renewal agreement delineating the terms and conditions of Executive's employment no later than April 1, 2000.

        2. Employment Duties. Executive will serve as President and Chief Executive Officer of the Company subject to the direction and control of the Board of Directors. Executive shall be fully responsible for all facets of the Company's operations, with all of the Company's employees reporting to Executive, either directly or indirectly. Executive agrees to perform and discharge the duties assigned to him to the Board's reasonable satisfaction. In performing such duties, Executive agrees to comply fully with all of the Company's policies and standards and to follow the lawful instructions and directives of the Board of Directors. Executive agrees to devote his full professional time, skills and best efforts to the business of the Company and will not, during the term of this Agreement, engage (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written authorization of the Board of Directors, or its designee. Subject to Section 12, Executive's retention of his current position on the Board of Gull Laboratories, Inc. and participation on up to two additional corporate and trade association boards shall not constitute a breach of his commitment to devote his full time and energies to the Company, provided that such Board memberships do not materially interfere with his performance of responsibilities for the Company under this Agreement.

         3. Board of Directors. Effective July 1, 1998, Executive will be named as a member of the Company's Board of Directors. As a Director, Executive will be permitted to nominate one additional member of the Board, whose nomination will not be rejected unreasonably by the full Board. Executive will serve as a member of

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the Nominating Committee responsible for filling vacant directors positions on the Board during the term of this Agreement.

        4. Compensation. For all services rendered by Executive under this Agreement, the Company will pay Executive a base salary of $230,000 per annum, in equal bi-weekly installments. Effective July 1, 1999, Executive's base salary will increase by either five percent (5%) or at the then effective rate of the Consumer Price Index, whichever rate is greater. Thereafter, the Compensation Committee of the Board of Directors shall review Executive's base salary annually during its year-end compensation review. The Company shall withhold federal and state income and employment taxes from the salary amounts it disburses to Executive under this Section.

        5. Benefits.

           (a) Executive will be entitled during the term of this Agreement to four (4) weeks paid vacation and sick leave benefits as provided by the Company's standard policies. Additionally, Executive shall be entitled during the term of this Agreement to other benefits as may be provided from time to time by the Company to its employees if and when he meets the eligibility requirements for such benefits. The Company reserves the right to change or discontinue any employee benefit plans or programs now being offered to its employees and their dependents.

           (b) The Company shall reimburse Executive for all reasonable expenses incurred in connection with the performance of his duties under this Agreement pursuant to the Company's standard business expense reimbursement policies.

        6. Relocation Allowance. The Company shall provide Executive a relocation allowance as reimbursement for his relocation expenses in the amount of $80,000. This allowance will be disbursed to Executive as follows: (i) $20,000 will be paid on July 1, 1998; (ii) $30,000 will be paid upon the sale of Executive's California residence or after 60 consecutive days of listing for sale with a recognized real estate firm, but in no event, prior to July 1, 1998; and (iii) $30,000 will be paid upon Executive's execution of a written commitment to purchase of residence or physical relocation of his household goods to the Washington metropolitan area, whichever occurs first.

        7. Stock Options.

           (a) Stock Option Agreement. Executive will be eligible to receive stock options in the Company in accordance with the provisions and requirements of the Stock Option Agreement attached as Exhibit 1 to this Agreement.

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           (b)  Bonus Target. Executive will be eligible to receive additional stock options worth $75,000.00, to be granted at the first meeting of the Board of Directors following issuance of year-end results for 1998. The value of such options shall be equal to fifty (50) percent of the fair market value of the Company's stock at year-end, as averaged over the final ten (10) trading days in 1998, and shall be awarded at fair market value on the day of the grant. Except as provided in this Section 7(b), the grant of such options shall be in accordance with the provisions and requirements of the Stock Option Agreement attached as Exhibit 1 to this Agreement.

        8. Termination.

           (a) For Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive's employment for cause at any time without notice. For purposes of this Agreement, "cause" shall mean the Executive's (i) commission of an action against or in derogation of the interests of the Company which constitutes an act of fraud, dishonesty, or moral turpitude, or which, if proven in a court of law, would constitute a violation of a criminal code or similar law; (ii) by reason of mental or physical incapacity or disability, becoming unable to perform the essential functions of his position for a period of ninety (90) days; (iii) material breach of any material duty or obligation imposed upon the Executive by the Corporation; or
(iv) divulging the Corporation's confidential information. If the Executive is terminated pursuant to this Section 8(a), the Company's obligations under this Agreement shall cease, and, except as required by applicable law, Executive shall forfeit all rights to receive any other compensation or benefits under this Agreement, except that he shall be entitled to his base salary for services rendered through the date of termination and accrued but unpaid vacation benefits through the effective date of termination. Additionally, Executive shall be entitled to any vested stock options, provided that such options have been exercised either prior to or at the time the Company notifies him of his termination. Termination of the Executive pursuant to this Section 8(a) shall not relieve him of his obligations under Sections 11, 12 and 13.

           (b) Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive's employment and this Agreement without cause by providing Executive sixty (60) days written notice, provided that in the event of such termination, Executive shall be entitled to all vested stock options, which may be exercised as defined in this Agreement, and continuation of his salary and Company-paid health benefits for twelve (12) months. The Company will also continue Executive's life insurance and disability benefits during this twelve (12) month period to the extent that the terms of its group insurance policies and/or plans extend coverage to non-employees. Additionally, any stock option that would have vested in the nine (9) months after the effective date of Executive's termination will be accelerated to, and vest on, the effective



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termination date. Executive's vested stock options may be exercised ninety (90)
days after the effective date of his termination.

           (c) Material Change in Responsibilities. Notwithstanding any other provision of this Agreement, should the Company materially change Executive's responsibilities, Executive may provide the Company sixty (60) days written notice of his objection to such change. The Company shall be afforded forty-five (45) days from receipt of such notice to respond to and cure Executive's objection(s). Should the Company fail to restore Executive's responsibilities in full during this forty-five (45) day period, Executive shall be entitled to resign and such resignation for purposes of salary and benefit continuation and vesting, shall be treated as a termination without cause as defined in Section 8(b). For purposes of this Section, a "material change in responsibility" shall mean a material change in his duties or authority.

        9. Termination Due to Change in Control.

           (a) Defined. For purposes of this Agreement, a "change in control" is: (1) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities
Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13D-3 promulgated under such Act) of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally; (2) the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than thirty percent (30%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities; (3) a liquidation or dissolution of the Company; or (4) the sale of all or substantially all of the Company's assets.

           (b) In the event that a change in control results in either an involuntary termination of Executive through elimination of his position or transfer of Executive to a location outside of a 50-mile radius of his permanent residence, Executive shall be entitled to all options which have vested or are otherwise due to vest pursuant to Section 10 of the Executive's Incentive Stock Option Agreement with the Company, and continuation of his salary and Company-provided health, disability and life insurance benefits for twelve (12) months as provided in Section 8(b).

           (c) In the event of Executive's termination pursuant to Section 9(b), Executive may, at his sole option, elect to receive payment of his twelve
(12) months salary in the form of a lump sum distribution, less applicable withholdings, which



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shall be payable within twenty (20) days of the effective date of his termination. Executive's election to such a lump sum distribution shall not diminish Executive's obligations under Sections 11, 12 and 13.

            (d) A "change in control" will not effect or diminish Executive's rights and obligations under any provision of this Agreement, including, without limitation, Sections 11, 12 and 13.

        10. Election of Board Chair. In the event that the Board of Directors elects a new Chairperson, other than Executive or Thomas Hodson, during the term of this Agreement, Executive shall notify the Board in writing of any objections he may have to the newly elected Chair within sixty (60) days of his or her election. The Board shall thereafter be afforded forty-five (45) days to resolve and redress Executive's concerns. Should the Board fail to redress Executive's objections to his satisfaction, Executive may resign his employment and receive the salary and continuation of his benefits as provided in Section 8(b).

        11. Confidentiality. In the course of performing his duties under this Agreement, Executive will have access to "Confidential Information." Executive agrees and acknowledges that this Confidential Information constitutes a valuable and unique asset of the Company and that its protection is of critical importance to the Company. To ensure that such Confidential Information is not disclosed or divulged to third persons, Executive agrees as follows:

            (a) that Confidential Information is owned by the Company and is to be held by Executive in trust and solely for the benefit of the Company;

            (b) that he shall not disclose or otherwise make available such Information to any person or entity without the prior written authorization of the Board of Directors of the Company, except as necessary for the performance of Executive's services under this Agreement;

            (c) that he shall not in any way utilize such Confidential Information for the gain or advantage or Executive or others or to the detriment of the Company; and

            (d) that upon termination of this Agreement, he shall promptly return any and all such Confidential Information to the Company and shall continue to abide by the confidentiality provisions of this Section.

        For purposes of this Agreement, "Confidential Information" shall include, but not be limited to, information that has been created, discovered, developed, or otherwise become known to APACHE (including, without limitation, information created, discovered, developed, or made known by Consultant during the period of this Agreement) and/or in which property rights have been assigned or otherwise



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conveyed to APACHE, which information has commercial value in the business in which APACHE is or may become engaged. By way of illustration, but not limitation, Confidential Information includes trade secrets, processes, structures, formulas, data and know-how, improvements, inventions, product concepts, techniques, marketing plans, strategies, forecasts, customer lists and information about APACHE's employees and/or consultants (including without limitation, the compensation, job responsibility and job performance of such employees and/or consultants). Additionally, Confidential Information shall include certain information that has been made known to APACHE from third parties, including, but not limited to, patient identifying information, physician identifying information, information that would link a client's name to individual data, and any information protected by a confidentiality agreement or terms and conditions of an agreement regarding confidentiality.

        12. Non-Competition. Executive agrees and acknowledges that the Company has a legitimate and necessary interest in protecting its goodwill, customer and client relationships, and Confidential Information. Consistent with that interest, Executive agrees that during the term of this Agreement and for a period of eighteen (18) months following his receipt of notice of termination under Section 8, that he will not, directly or indirectly, own, manage, control, participate in, consult with, render services to or otherwise engage in any Competitive Business, or solicit or assist any other person to engage in any Competitive Business.

            (a) For purposes of this Agreement, "Competitive Business" is defined as (1) all entities and/or individuals with whom the Company has a contract to provide support and services; (2) entities and/or individuals that the Company has identified on its key prospect list at the time Executive receives notice of his termination; and/or (3) any other business engaged in developing, selling, licensing or otherwise merchandising computer programs, databases and related manuals, service and/or know-how for the purpose(s) of:
(i) managing the quality and utilization of patient care or related services using outcomes management applications; or (ii) assessing and/or predicting mortality and other treatment outcomes of hospital patients or outpatients; or
(iii) otherwise recording patient health factors in connection with predicting their treatment, managing clinical productivity or containing costs through the use of outcomes management applications. Ownership of not more than three percent (3%) or the outstanding securities of any class of any corporation that are listed on a national securities exchange or traded in the over-the-counter market shall not constitute ownership of a Competitive Business within the meaning of this provision. If the Company expands, diminishes and/or changes the scope of its business during the term of this Agreement, the definition of Competitive Business hereunder will be considered automatically revised to incorporate any such expansion, diminution and/or change.


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        13. Non-Solicitation.

            (a) Executive agrees that during the term of this Agreement and for an eighteen (18) month period following his receipt of notice of his termination under Section 8, he will not, directly or indirectly, without the prior written consent of the Company, solicit or attempt to solicit business from any individual or entity that was a customer of the Company at any time during the six (6) month period immediately prior to Executive's termination of employment with the Company.

            (b) Executive agrees that during the term of this Agreement and for an eighteen (18) month period following his receipt of notice of his termination under Section 8, he will not, directly or indirectly, without the prior written consent of the Company, solicit or induce any employee of the Company to leave the employ of the Company or hire for any purpose any employee of the Company.

        14. Remedies. Executive agrees and acknowledges that the violation of any of the covenants or agreements contained in Sections 11, 12 and 13 would cause irreparable injury to the Company, that the remedy at law for such violation or threatened violation would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary injunctive or other equitable relief without the necessity of proving actual damages or posting a bond.

        15. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the respective parties as follows:

               If to the Company:       Counsel
                                        Chairman of the Board
                                        c/o NeuroSource, Inc.
                                        515 N. State Street, Suite 1700
                                        Chicago, IL 60610

               Notice to Executive:     Mr. Peter Gladkin
                                        P.O. Box 531
                                        Cedar Glenn, CA  92321

        Executive shall notify the Company by certified mail of any change in his address, and thereafter, the Company shall forward any notices under this Agreement to Executive at such new address.

        16. Entire Agreement. This Agreement embodies the entire agreement of the Parties relating to Executive's employment and supersedes all prior agreements, oral or written. No amendment or modification of this Agreement shall be valid or enforceable unless made in writing and signed by the Parties.


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        17. Assignment. This Agreement is one for personal services and may not be assigned by Executive to a third party.

        18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

        19. Severability. Should one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, such provisions or portions thereof shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement or portions thereof shall nevertheless be valid, enforceable and remain in full force and effect. The Company's rights under this Agreement shall not be exclusive and shall be in addition to all other rights and remedies available at law or in equity.




                                            APACHE MEDICAL SYSTEMS, INC.


/s/ PETER GLADKIN                           By: /s/ THOMAS W. HODSON
-----------------------------------            ---------------------------------
PETER GLADKIN
                                            Its: CHAIRMAN OF THE BOARD
                                                --------------------------------

Date: 5/30/98                               Date: 6/3/98
     ------------------------------              -------------------------------



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